SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 13, 2009
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)            Effective August 13, 2009, Dr. Robert J. Capetola resigned as President, Chief Executive Officer and as a member of the Board of Directors (the “Board”) of Discovery Laboratories, Inc. (the “Company”).

Mr. Capetola’s resignation does not result from any disagreement he has with the Company about the operations, policies, or practices of the Company.

(c)            On August 13, 2009, the Board authorized Mr. W. Thomas Amick, presently Chairman of the Board, to assume the responsibilities of the Chief Executive Officer on an interim basis.  Mr. Amick has been a member of the Board of the Company since September 2004 and its Chairman since March 2007.  Mr. Amick is an industry veteran with more than 30 years of pharmaceutical and biotechnology experience as a senior executive with Johnson & Johnson.  Mr. Amick also serves as an advisor to several private equity firms focused on the biopharmaceutical industry.  He currently serves as CEO and chairman of the board of Aldagen, Inc. a private biotechnology company, and as either a member or chairman of the boards of directors of several other private biotechnology companies.

With respect to Mr. Amick’s appointment as interim CEO, the Board approved a grant of 30,000 options for the purchase of Company common stock upon terms and conditions, including pricing, vesting and expiry, typically associated with similar option grants approved by the Company pursuant to its 2007 Long Term Incentive Plan.  In addition, the Board authorized that Mr. Amick will be paid a per diem fee of $3,000 for his services.

As of August 13, 2009 the Company entered into a separation agreement and general release (the “Separation Agreement”) with Dr. Capetola providing for (i) an upfront severance payment of $250,000, and (ii) periodic payments in an amount equal to his base salary (calculated at a rate of $490,000 per annum), in accordance with stated payroll practices and less required withholdings, with such payment to end the earlier of (x) May 3, 2010 or (y) the date, if ever, a Corporate Transaction event takes place (as such term is defined in the Separation Agreement).  In addition, Dr. Capetola will be entitled to the continuation of medical and insurance coverage for a period of 24 or 27 months, depending upon circumstances, and the accelerated vesting of all outstanding restricted shares and options which shall remain exercisable to the end of their stated terms.  Further, the Separation Agreement provides that upon the occurrence of a Corporate Transaction prior to May 4, 2010, Dr. Capetola will receive a payment of up to $1,580,000 or, if any such Corporate Transaction also constitutes a Change of Control (as such term is defined in the Separation Agreement), a payment of up to $1,777,500; provided, however, that in each case any such payment shall be reduced by the sum of the amounts that may then have been already paid under clauses (i) and (ii) of this paragraph. A “Corporate Transaction” is defined in the Separation Agreement as one or more corporate partnering or strategic alliance transactions, business combinations or public or private financings that result in cash proceeds (net of transaction costs) to the Company of at least $20 million cash.

On August 13, 2009, the Company issued a press release announcing the resignation of Dr. Capetola and the appointment of Mr. Amick.  A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated August 13, 2009

Cautionary Note Regarding Forward-looking Statements:

To the extent that statements in this Current Report on Form 8-K are not strictly historical, including statements as to business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company’s product development or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this Current Report are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Such risks and others are further described in the Company's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By:	/s/ W. Thomas Amick
Name: W. Thomas Amick
Title: Chairman of the Board and Interim Chief Executive Officer

Date:  August 19, 2009